Exhibit 2.1

LIMITED WAIVER

Limited Waiver, dated as of August 14, 2013 (this “Limited Waiver”), to the Credit Agreement, dated as of August 30, 2010, as amended by the First Amendment dated as of May 4, 2011 (as further amended, modified, restated and supplemented through the date hereof, and as waived pursuant to, and subject to the provisions of, that certain Consent, dated as of April 23, 2012 and that certain Limited Waiver, dated as of June 27, 2013, the “Credit Agreement”), among Orthofix Holdings, Inc., a Delaware corporation (the “Borrower”), Orthofix International N.V., a Curacao company (the “Company”), those Domestic Subsidiaries of the Company identified as a “Guarantor” on the signature pages thereto and such other Domestic Subsidiaries of the Company as may from time to time become a party thereto, the several banks and other financial institutions parties thereto (collectively, the “Lenders”; and individually, a “Lender”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Company, the Guarantors, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, the Borrower has requested that the Required Lenders waive compliance with Section 5.1(c) of the Credit Agreement and Section 5.2(b) of the Credit Agreement requiring the delivery of quarterly financial statements for each of the fiscal quarters ending on June 30, 2013 and September 30, 2013 and related certificates of a Responsible Officer only until the earlier of (a) March 31, 2014 and (b) one day after such financial statements are publicly released or filed (the “Requested Waiver”);

WHEREAS, until such financial statements and certificates are received by the Administrative Agent, the Borrower is willing to agree to certain additional limitations on certain of its actions;

WHEREAS, the Borrower has requested certain other accommodations set forth herein (including with respect to the Company’s expected need to file restated financial statements as of and for the fiscal years ended December 31, 2011 and December 31, 2012 (and the interim quarterly periods within such years), as well as for the interim quarterly period ended March 31, 2013 (such periods, the “Restatement Periods”);

WHEREAS, the Required Lenders are willing to agree to the Requested Waiver and other accommodations subject to the provisions and additional limitations of this Limited Waiver;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

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SECTION 2. Limited Waivers.

(a) Subject to the terms of this Limited Waiver, including, without limitation, compliance by the Borrower with each of the terms of Section 3 below, the Required Lenders hereby (i) agree to the Requested Waiver and waive compliance by the Credit Parties with Section 5.1(c) of the Credit Agreement and 5.2(b) of the Credit Agreement for the fiscal quarters ending on June 30, 2013 and September 30, 2013 only. This Limited Waiver (a) is limited and does not relate to (i) any other covenant or provision of the Credit Agreement or any other Credit Document, and (ii) any period other than the fiscal quarters ending on June 30, 2013 and September 30, 2013, and (b) shall automatically terminate and be of no further force or effect if (i) there exists any other Default or Event of Default or (ii) the Borrower fails to comply with any of the terms of Section 3 below.

(b) Subject to the terms of this Limited Waiver, including, without limitation, compliance by the Borrower with each of the terms of Section 3 below, the Required Lenders hereby agree that the Company’s restatement of its financial statements for the Restatement Periods (as well as for any additional prior periods in the event additional periods are restated, but not for any period later than March 31, 2013) shall not constitute a Default or an Event of Default under Article VII or any other provision of the Credit Agreement provided that within one Business Day after the public release or filing of such restated financial statements Borrower (x) delivers to the Administrative Agent a corrected compliance certificate for each such period, (y) re-determines the Applicable Percentage for the Revolving Loans and Term Loans for such periods based upon the corrected compliance certificate, and (z) immediately pays to the Administrative Agent for the ratable benefit of the Lenders in immediately available Dollars, the aggregate amount of any additional interest and other fees that would have accrued if each of the financial statements delivered that included any portion of the Restatement Period (or any period prior to the Restatement Period with respect to which the financial statements have been restated) been correct when initially delivered. This Limited Waiver (a) is limited and does not relate to (i) any other covenant or provision of the Credit Agreement or any other Credit Document, and (ii) any period other than the Restatement Periods (and any period prior to the Restatement Period with respect to which the financial statements have been restated), and (b) shall automatically terminate and be of no further force or effect if (i) there exists any other Default or Event of Default or (ii) the Borrower fails to comply with any of the terms of Section 3 below.

(c) Subject to the terms of this Limited Waiver, including, without limitation, compliance by the Borrower with each of the terms of Section 3 below, the Required Lenders hereby agree to waive the requirement in the calculation of the Fixed Charge Coverage Ratio to reduce EBITDA by Restricted Payments made during the period commencing April 1, 2013 and ending on the date hereof (the “RP Waiver Period”), but only to the extent that the aggregate amount of such Restricted Payments made during the RP Waiver Period do not exceed $40,000,000 (such two-fiscal quarter limited waiver of the reduction of EBITDA by Restricted Payments, the “Limited RP Exception”). Notwithstanding anything in Credit Agreement to the contrary, the Limited RP Exception will apply to any calculation made during the term of the Credit Agreement that includes all or any portion of the RP Waiver Period. This Limited Waiver (a) is limited and does not relate to (i) any other covenant or provision of the Credit Agreement or any other

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Credit Document, and (ii) any period other than the RP Waiver Period, and (b) shall automatically terminate and be of no further force or effect if (i) there exists any other Default or Event of Default or (ii) the Borrower fails to comply with any of the terms of Section 3 below.

SECTION 3. Limited and Conditional Waiver; Requirements. Borrower agrees that the foregoing waiver is subject to, and conditioned upon, the Borrower’s compliance with the each of following:

(a) Limitation on Borrowings. Borrower agrees that during the Non-Compliance Period and notwithstanding any provision in the Credit Agreement to the contrary, the Borrower will not be entitled to borrow more than $50,000,000 in the aggregate outstanding amount at any time for all Loans and LOC Obligations (and Credit Parties hereby agree that during the Non-Compliance Period the Lenders have no obligation to make available Loans or Letters of Credit to the Borrower in excess of $50,000,000 in the aggregate outstanding for all Loans and LOC Obligations at any time). “Non-Compliance Period” means the period commencing on the date hereof and ending on the first Business Day after the date that the financial statements for each of the fiscal quarters ending June 30, 2013 and September 30, 2013 have been received by the Administrative Agent, in each case together with the related certificate required by Section 5.2(b) of the Credit Agreement with respect to such fiscal quarter, in full compliance with each of Sections 5.1(c) of the Credit Agreement and 5.2(b) of the Credit Agreement (other than the delay in delivery) and demonstrating that the Borrower was in compliance with the terms of the Credit Agreement as of the end of each such fiscal quarter (such period called the “Non-Compliance Period”).

(b) Delivery of Financial Statements and Responsible Officer Certificate. The Borrower shall

(i) deliver the financial statements described by Section 5.1(c) of the Credit Agreement and the certificates required by Section 5.2(b) of the Credit Agreement for each of the fiscal quarters ended June 30, 2013 and September 30, 2013 on or prior to the earlier to occur of (A) March 31, 2014 and (B) one Business Day after any public release or filing of financial information for such fiscal quarter (with respect to each such fiscal quarter, the “Required Compliance Date”),

(ii) be in full compliance with Section 5.1(c) of the Credit Agreement and Section 5.2(b) of the Credit Agreement (except for the delay in delivery as permitted hereby) and all other terms of the Credit Agreement and the other Credit Documents by the Required Compliance Date for each such fiscal quarter, and

(iii) upon delivery of the financial statements and related certificates as set forth above, in each case demonstrate that the Borrower was in compliance with the terms of the Credit Agreement as of the applicable fiscal quarter end (giving effect to the waiver in Section 2(c) above).

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For the avoidance of doubt (1) and notwithstanding anything in the Credit Agreement to the contrary, on each Required Compliance Date the Borrower must show that it was at all times during the term of this Agreement in compliance with the terms of the Credit Agreement (except for the delay in delivery as permitted hereby), including without limitation, the financial covenants set forth in Section 5.9 of the Credit Agreement as of the respective quarter end of June 30, 2013 or September 30, 2013, as applicable (giving effect to the waiver in Section 2(c) above), (2) the Borrower agrees that on and after the occurrence of the Required Compliance Date for each of the fiscal quarters ended June 30, 2013 and September 30, 2013, the Borrower must be in full compliance with all terms of the Credit Agreement, including, without limitation, Section 5.1(c) of the Credit Agreement and Section 5.2(b) of the Credit Agreement, and (3) and notwithstanding any provision of the Credit Agreement or any other Credit Document to the contrary, the failure of the Borrower to deliver the financial statements for the fiscal quarters ended June 30, 2013 and September 30, 2013 (in full compliance with Section 5.1(c) of the Credit Agreement except for the delay) and the related certificate of Responsible Officer under Section 5.2(b) of the Credit Agreement (in full compliance with Section 5.2(b) of the Credit Agreement except for the delay) on or prior to its respective Required Compliance Date will constitute an immediate Event of Default under the Credit Agreement (without any grace period, cure period or notice of any kind).

(c) Additional Limitations on Certain Actions. Borrower and each other Credit Party agrees that during the Non-Compliance Period no Credit Party will, nor will any Credit Party permit any Subsidiary to, notwithstanding the provisions of:

(i)	Section 6.1 of the Credit Agreement, create, contract, incur or assume, or permit any to exist any Indebtedness not owed by a Credit Party prior to the date hereof, any Indebtedness except Indebtedness permitted by Sections 6.1(a) and (g) of the Credit Agreement and other Indebtedness created, contracted, incurred or assumed during the Non-Compliance Period in an aggregate amount not to exceed $10,000,000 for all such Indebtedness, which such amount must be unsecured unless secured pursuant to clause (ii) following.

(ii)	Section 6.2 of the Credit Agreement, create, contract, incur or assume, or permit any to exist any Lien not existing prior to the date hereof, except Liens meeting the requirements of subsections (a), (c), (d), (e), (f), (g), (j) and (l) of the definition of Permitted Liens in the Credit Agreement, provided that, to the extent the Borrower enters into any Capital Leases permitted by clause (i) preceding but also meeting each of the requirements of Section 6.1(c) of the Credit Agreement, the Borrower may grant Liens to secure Indebtedness under such Capital Leases to the extent such Liens comply with subsection (b) of the definition of Permitted Liens in the Credit Agreement.

(iii)	Section 6.4 of the Credit Agreement,

1.	dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time, except in accordance with the terms of subsection (a)(i), (a)(ii) or (a)(iii) of Section 6.4 of the Credit Agreement (but specifically including the other terms of such Section applicable to such subsections); or

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2.	purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases, leases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited in the Credit Agreement) or (ii) enter into any transaction of merger or consolidation, except such actions permitted by clause (iv) following.

(iv)	Section 6.5 of the Credit Agreement, make any Investment, except Investments described by subsections (a), (b), (c), (d) and (e) of the definition of Permitted Investments in the Credit Agreement, provided that, notwithstanding the foregoing, the Borrower may make Investments and Permitted Acquisitions during the Non-Compliance Period in an aggregate amount for all such Investments and Permitted Acquisitions not to exceed $15,000,000.

(v)	Section 6.15 of the Credit Agreement, declare, make or pay any Restricted Payments of any kind during the Non-Compliance Period. For the avoidance of doubt, the Borrower agrees that, notwithstanding any provision of the Credit Agreement or any other Credit Document to the contrary, any declaration, making or payment of any Restricted Payment during the Non-Compliance Period will constitute an immediate Event of Default under the Credit Agreement (without any grace period, cure period or notice of any kind).

SECTION 4. Pricing During the Non-Compliance Period. Notwithstanding the provisions of the definition of “Applicable Percentage” in the Credit Agreement and subject to the following sentence, during the Non-Compliance Period, Revolving Loans, Commitment Fees and Letter of Credit Fees will accrue at Revolving Pricing Level IV as set forth in the Revolving Pricing Grid in the definition of “Applicable Percentage” in the Credit Agreement; provided that, notwithstanding the foregoing, if there at any time exists an Event of Default, Revolving Loans, Commitment Fees and Letter of Credit Fees will accrue at Revolving Pricing Level I in the Revolving Pricing Grid set forth in the definition of “Applicable Percentage” in the Credit Agreement, and Section 2.9 of the Credit Agreement will be applicable at the discretion of the Required Lenders as set forth therein. In the event that upon delivery of the Borrower’s financial statements and compliance certificate for the fiscal quarter ended June 30, 2013 or the fiscal quarter ended September 20, 2013, or both, such compliance certificate or compliance certificates demonstrate that the Leverage Ratio would have prescribed a different Revolving Pricing Level under the Revolving Pricing Grid in the definition of “Applicable Percentage in the Credit Agreement, the Borrower shall immediately pay to the Administrative Agent for the ratable benefit of the Lenders in immediately available Dollars, the aggregate amount of any additional interest and other fees that would have accrued had the correct Revolving Pricing Level been in effect commencing on the applicable Interest Determination Dates.

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SECTION 5. Effectiveness of Limited Waiver. This Limited Waiver shall become effective as of the date (the “Limited Waiver Effective Date”) on which the Administrative Agent receives counterparts to this Limited Waiver duly executed by a duly authorized officer of the Company, the Borrower and the Required Lenders.

SECTION 6. Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Limited Waiver, any other documents prepared in connection herewith and the transaction contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

SECTION 7. Representations and Warranties. After giving effect to this Limited Waiver, the Borrower and the Company hereby confirm that (a) the representations and warranties set forth in the Credit Agreement and in the Credit Documents are true and correct as if made on and as of the Limited Waiver Effective Date (other than any such representations or warranties that, by their terms, refer solely to an earlier date, in which case, as of such earlier date) and (b) before and after giving effect to this Limited Waiver, no Default or Event of Default shall have occurred and be continuing.

SECTION 8. Conditions of Effectiveness. This Limited Waiver shall be effective when the following conditions are each satisfied:

(a) the Administrative Agent shall have received counterparts of this Limited Waiver executed by the Required Lenders;

(b) the Administrative Agent shall have received counterparts of this Limited Waiver executed by the Borrower, the Company and acknowledged by each Guarantor;

(c) the Administrative Agent shall have received, on behalf of each Lender that timely executes this Limited Waiver and delivers it to the Administrative Agent (including JPMorgan Chase Bank, N.A., as a Lender), a waiver fee in an agreed-to percentage amount on each such Lender’s Revolving Commitment on such date; and

(d) the Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent, such other documents, certificates and instruments as the Required Lenders shall require.

SECTION 9. Guarantors’ Acknowledgment. By signing below, each Guarantor (i) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower and the Company of this Limited Waiver, (ii) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this Limited Waiver, or any of the provisions contemplated herein, (iii) confirms its obligations under its Guaranty and (iv) acknowledges and agrees that it has no claim or offsets against, or defenses or counterclaims to, its Guaranty.

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SECTION 10. Reference to the Credit Agreement.

(a) Upon and during the effectiveness of this Limited Waiver, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as affected by this Limited Waiver.

(b) Except as expressly set forth herein, this Limited Waiver shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Credit Documents, and shall not alter, modify, amend, or in any way affect the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement or the other Credit Documents, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect.

SECTION 11. GOVERNING LAW; WAIVERS OF JURY TRIAL. THIS LIMITED WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES SECTION 9.17 OF THE CREDIT AGREEMENT SHALL BE APPLICABLE TO THIS LIMITED WAIVER AS THOUGH SET FORTH HEREIN, MUTATIS MUTANDIS.

SECTION 12. Amendments; Execution in Counterparts.

(a) This Limited Waiver shall not constitute an amendment of any other provision of the Credit Agreement not referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Company, the Borrower or any other Credit Party that would require a waiver or consent of the Lenders or the Administrative Agent. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

(b) This Limited Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Limited Waiver, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

SECTION 13. Headings. Section headings in this Limited Waiver are included herein for convenience of reference only and shall not constitute a part of this Limited Waiver for any other purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Limited Waiver to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ORTHOFIX HOLDINGS, INC.

By:	/s/ Emily V. Buxton
Name: Emily V. Buxton
Title: Chief Financial Officer

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Emily V. Buxton
Name: Emily V. Buxton
Title: Chief Financial Officer

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GUARANTORS:

ORTHOFIX INC.,
a Minnesota corporation

By:	/s/ Emily V. Buxton
Name: Emily V. Buxton
Title: Chief Financial Officer

AMEI TECHNOLOGIES INC., a Delaware corporation

By:	/s/ Emily V. Buxton
Name: Emily V. Buxton
Title: Treasurer

NEOMEDICS, INC., a New Jersey corporation

By:	/s/ Emily V. Buxton
Name: Emily V. Buxton
Title: Treasurer

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GUARANTORS:

OSTEOGENICS INC.,
a Delaware corporation

By:	/s/ Emily V. Buxton
Name: Emily V. Buxton
Title: Treasurer

BLACKSTONE MEDICAL, INC., a Massachusetts corporation

By:	/s/ Emily V. Buxton
Name: Emily V. Buxton
Title: Chief Financial Officer

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ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Brandon T. Watkins
Name: Brandon T. Watkins
Title: Vice President

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LENDER:

[REQUIRED LENDERS]

/s/ [Authorized Signatories]

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